                                                                     Exhibit 6b.

                         SECURITIES PURCHASE AGREEMENT


     SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of May 18, 1999, by and among Medcare Technologies, Inc., a Delaware corporation, with headquarters located at 1515 West 22/nd/ Street, Suite 1210, Oak Brook, Illinois 60521 (the "COMPANY"), and the investors listed on the Schedule of Buyers attached hereto (individually, a "Buyer" and collectively, the "Buyers").

     WHEREAS:

     A. The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act");

     B. The Company has authorized the following new series of its Preferred Stock, par value $0.25 per share which shall be called the Company's Series B Convertible Preferred Stock (the "Preferred Stock"), which shall be convertible into shares of the Company's common stock, par value $0.001 per share (the "Common Stock") (as converted, the "Conversion Shares"), in accordance with the terms of the Company's Certificate of Designations, Preferences and Rights of the Preferred Shares, substantially in the form attached hereto as Exhibit A
                                                                   ---------
(the "Certificate of Designations");


     C. The Buyers wish to purchase, upon the terms and conditions stated in this Agreement, initially (i) an aggregate of 400 shares of the Preferred Stock (the "Initial Preferred Shares") in the respective amounts set forth opposite each Buyer's name on the Schedule of Buyers attached hereto and (ii) warrants to purchase up to 200 shares of Common Stock (as exercised collectively, the "Warrant Shares") (1) for each Initial Preferred Share held by such Buyer on each Warrant Vesting Date (as defined below) and (2) for each Initial Preferred Share converted by such Buyer before each Warrant Vesting Date at a Conversion Price (as defined in the Certificate of Designations) equal to the Fixed Conversion Price (as defined in the Certificate of Designations) of such Initial Preferred Shares as in effect on the date of conversion, such Warrants to be substantially in the form attached as Exhibit E (the "Warrants");
                                      ---------

     D. Subject to the terms and conditions set forth in this Agreement, each Buyer shall have the right to purchase a number of additional shares of Preferred Stock equal to up to the sum of (i) the number of Initial Preferred Shares held by such Buyer on the date which is one year after the Initial Closing Date and (ii) the number of Initial Preferred Shares converted by such Buyer before the date which is one year after the Initial Closing Date at a Conversion Price equal to the Fixed Conversion Price of such shares of Preferred Stock as in effect on the date of conversion (collectively, the "Additional Preferred Shares") and Warrants to purchase up to 200 shares of Common Stock (i) for each Additional Preferred Share held by such Buyer on each Warrant Vesting Date and (ii) for each Additional Preferred Share converted by such Buyer before each Warrant Vesting Date at a Conversion Price equal to the Fixed Conversion Price of such Additional Preferred Shares as in effect on the date of conversion (the Initial Preferred Shares, and the Additional Preferred

Shares collectively are referred to in this Agreement as the "Preferred
Shares");

     E. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the "Registration Rights
                                             ---------
Agreement") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

     NOW THEREFORE, the Company and the Buyers hereby agree as follows:

     1.   PURCHASE AND SALE OF PREFERRED SHARES.
          -------------------------------------

          a.   Purchase of Preferred Shares. Subject to satisfaction (or waiver)
               ----------------------------
of the conditions set forth in Sections 6(a) and 7(a), the Company shall issue and sell to the Buyers and the Buyers severally shall purchase from the Company an aggregate of 400 Initial Preferred Shares in the respective amounts set forth opposite each Buyer's name on the Schedule of Buyers along with the related Warrants (the "Initial Closing"). Subject to the satisfaction (or waiver) of the conditions set forth in Sections 1(c), 6(b) and 7(b), at the option of each Buyer, the Company shall issue and sell to each such Buyer and each such Buyer may purchase from the Company that number of Additional Preferred Shares equal to up to the sum of (i) the number of Preferred Shares held by such Buyer on the date which is one year after the Initial Closing Date and (ii) the number of Preferred Shares converted by such Buyer, before the date which is one year after the Initial Closing Date at a Conversion Price equal to the Fixed Conversion Price of such Preferred Shares as in effect on the date of conversion along with the related Warrants (the "Additional Closing" and together with the Initial Closing, the "Closings"). The purchase price (the "Purchase Price") of each Preferred Share and the related Warrant at each of the Closings shall be an aggregate of $10,000. "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in the city of New York are authorized or required by law to remain closed.

          b.   The Initial Closing Date.  The date and time of the Initial
               ------------------------
Closing (the "Initial Closing Date") shall be 10:00 a.m. Central Time, within three (3) Business Days following the date hereof, subject to satisfaction (or waiver) of the conditions to the Initial Closing set forth in Sections 6(a) and 7(a) (or such later date as is mutually agreed to by the Company and the Buyers). The Initial Closing shall occur on the Initial Closing Date at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693.

          c.   The Additional Closing Date.  The date and time of the Additional
               ---------------------------
Closing (the "Additional Closing Date") shall be 10:00 a.m. Central time, on the date which is 25 days after the first anniversary of the Initial Closing Date, subject to satisfaction (or waiver) of the conditions to the Additional Closing set forth in Sections 6(b) and 7(b) and the conditions contained in this Section 1(c) (or such later date as is mutually agreed to by the Company and the Buyers). At any time during the period beginning on and including the date which is one year after the Initial Closing Date and ending on and including the date which is 20 days after the first anniversary of the Initial Closing Date, but subject to the requirements of Sections 6(b) and 7(b) and the conditions contained in this Section 1(c); each Buyer may purchase, at such Buyer's option, Additional Preferred Shares by delivering written notice to the Company (a "Additional Share Notice") at least five Business Days (the "Additional Share Notice Date") prior to the Additional Closing Date. The Additional Share Notice shall set forth (i) the number of Additional Preferred Shares such Buyer will purchase (which number shall not exceed the sum of (a) the number of Preferred Shares held by such Buyer on the date which is one year after the Initial Closing Date and (b) the number of Preferred Shares converted by such Buyer before the date which is one year after the Initial Closing Date at a Conversion Price equal to the Fixed Conversion Price of such Preferred Shares as in effect on the date of conversion) along with the related Warrants and (ii) the aggregate Purchase Price for the Additional Preferred Shares. A Buyer shall only be allowed to deliver an Additional Share Notice on a day on which the Closing Bid Price (as defined in the Certificate of Designations) of the Common Stock is greater than the Fixed Conversion Price of the Initial Preferred Shares in effect on such date. The Additional Closing shall occur on the Additional Closing Date at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693. (The Initial Closing Date and the Additional Closing Dates collectively are referred to in this Agreement as the "Closing Dates").

          d.   Warrant Vesting Dates.  The "Warrant Vesting Dates" shall be (i)
               ---------------------
the date which is 120 days after the Issuance Date (as defined in the Certificate of Designations) of the applicable Preferred Shares, (ii) the date which is 300 days after the Issuance Date of the applicable Preferred Shares and
(iii) the date which is 480 days after the Issuance Date of the applicable Preferred Shares.

          e.   Form of Payment.  On the Initial Closing Date, (i) each Buyer
               ---------------
shall deposit the Purchase Price with the escrow agent (the "Escrow Agent") identified in the Escrow Agreement, a form of which is attached hereto as Exhibit F (the "Escrow Agreement"), for the Preferred Shares and the related Warrants to be issued and sold to such Buyer at the Initial Closing, by wire transfer of immediately available funds in accordance with the Escrow Agent's written wire instructions, and (ii) the Company shall deliver to each Buyer stock certificates (the "Stock Certificates") representing such number of the Preferred Shares indicated opposite such Buyer's name on the Schedule of Buyers along with the related Warrants, duly executed on behalf of the Company and registered in the name of such Buyer. By signing this Agreement, the Company and the Buyers agree to all of the terms and conditions of, and become parties to, the Escrow Agreement, all of the provisions of which are incorporated herein by this reference as if set forth in full. On the Additional Closing date (i) each Buyer shall pay the Purchase Price to the Company for the Preferred Shares and the related Warrants to be issued and sold to such Buyer by wire transfer of immediately available funds in accordance with the Company's written wire instructions, and (ii) the Company shall deliver to each Buyer Stock Certificates representing such number of the Preferred Shares as is equal to the number of Additional Preferred Shares being purchased by such Buyer along with the related Warrants, duly executed on behalf of the Company and registered in the name of such Buyer.

     2.   BUYER'S REPRESENTATIONS AND WARRANTIES.
          --------------------------------------

          Each Buyer represents and warrants with respect to only itself that:

          a.   Investment Purpose.  Such Buyer (i) is acquiring the Preferred
               ------------------
Shares and the Warrants, (ii) upon conversion of the Preferred Shares, will acquire the Conversion Shares then issuable and (iii) upon exercise of the Warrants, will acquire the Warrant Shares issuable upon exercise thereof (the Preferred Shares, the Warrants, the Conversion Shares and the Warrant Shares, collectively are referred to herein as the "Securities"), for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Such Buyer understands that it must bear the economic risk of this investment indefinitely, unless the Securities are registered pursuant to the 1933 Act and any applicable states securities laws or an exemption from such registration is available, and that the Company has no present intention of registering any such Securities other than as contemplated by the Registration Rights Agreement.

          b.   Accredited Investor Status.  Such Buyer is an "accredited
               --------------------------
investor" as that term is defined in Rule 501(a) of Regulation D. By reason of its business and financial experience and knowledge, such Buyer is capable of evaluating the risks and merits of the investment made pursuant to this Agreement.

          c.   Reliance on Exemptions.  Such Buyer understands that the
               ----------------------
Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire such Securities.

          d.   Information.  Such Buyer and its advisors, if any, have been
               -----------
furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained in Sections 3 and 9(m) below. Such Buyer understands that its investment in the Securities involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

          e.   No Governmental Review.  Such Buyer understands that no United
               ----------------------
States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

          f.   Transfer or Resale.  Such Buyer understands that except as
               ------------------
provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a form reasonably satisfactory to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule thereto) ("Rule 144"); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

          g.   Legends.  Such Buyer understands that the certificates or other
               -------
instruments representing the Preferred Shares and the Warrants and, until such time as the sale of the Conversion Shares and the Warrant Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares and the Warrant Shares, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if (i) such Securities are registered for sale under the 1933 Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a form reasonably satisfactory to the Company, to the effect that a public sale, assignment or transfer of such Securities may be made without registration under the 1933 Act, or (iii) such holder provides the Company with reasonable assurances that such Securities can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold. Each Buyer acknowledges, covenants and agrees to sell the Securities represented by a certificate(s) from which the legend has been removed, only pursuant to (i) a registration statement effective under the 1933 Act, or (ii) advice of counsel that such sale is exempt from registration required by Section 5 of the 1933 Act.

          h.   Authorization; Enforcement.  This Agreement, the Registration
               --------------------------
Rights Agreement and the Escrow Agreement have been duly and validly authorized, executed and delivered on behalf of such Buyer and are valid and binding agreements of such Buyer enforceable against such Buyer in accordance with their terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

          i.   Residency.  Such Buyer is a resident of that jurisdiction
               ---------
specified on the Schedule of Buyers.

          j.   No Conflicts.  The execution, delivery and performance of this
               ------------
Agreement, the Registration Rights Agreement and the Escrow Agreement by such Buyer and the consummation by such Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational or formation documents filed with each Buyer's jurisdiction of organization; or
(ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party.

     3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
          ---------------------------------------------

          The Company represents and warrants to each of the Buyers that:

          a.   Organization and Qualification.  The Company and its
               ------------------------------
"Subsidiaries" (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) (a complete list of which is set forth in Schedule 3(a)) are
                                                            -------------
corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below) or the Certificate of Designations.

          b.   Authorization; Enforcement; Compliance with Other Instruments.
               -------------------------------------------------------------
(i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Escrow Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section 5), the Warrants and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents"), and to issue the Securities in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the execution and filing of the Certificate of Designations by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the issuance of the Preferred Shares and the Warrants and the reservation for issuance and the issuance of the Conversion Shares and the Warrant Shares issuable upon conversion or exercise thereof, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders (except such stockholder approval as may be required by the Nasdaq SmallCap Market for the issuance of a number of shares of Common Stock which is greater than 20% of the number of shares outstanding on the Initial Closing
Date), (iii) this Agreement is and, when executed and delivered, the other Transaction Documents will be duly executed and delivered by the Company, (iv) this Agreement and, when executed and delivered, the other Transaction Documents, constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies, and (v) prior to each of the Closing Dates, the Certificate of Designations will have been filed with the Secretary of State of the State of Delaware and will be in full force and effect, enforceable against the Company in accordance with its terms.

          c.   Capitalization.  The authorized capital stock of the Company
               --------------
consists of (i) 100,000,000 shares of Common Stock, of which as of the date hereof 7,831,160 shares were issued and outstanding, 4,000,000 shares were issuable and reserved for issuance pursuant to the Company's stock option and purchase plans and 255,919 shares are issuable and reserved for issuance pursuant to securities (other than the Preferred Shares and the Warrants) exercisable or exchangeable for, or convertible into, shares of Common Stock and
(ii) 1,000,000 shares of Preferred Stock, of which as of the date hereof, 50 shares of Series A Preferred Stock were issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3(c), (i) no
                                                      -------------
shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company excluding any pledges by third parties to any financial or other lending institution; (ii) there are no outstanding debt securities issued by the Company; (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries; (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act

(except the Registration Rights Agreement); (v) there are no outstanding securities of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement; and (vii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. The Company has furnished to the Buyers true and correct copies of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof (the "Certificate of Incorporation"), and the Company's By-laws, as in effect on the date hereof (the "By-laws"), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

          d.   Issuance of Securities.  The Preferred Shares are duly authorized
               ----------------------
and, upon issuance in accordance with the terms hereof, shall be (i) validly issued, fully paid and non-assessable, (ii) free from all taxes, liens and charges with respect to the issue thereof and (iii) entitled to the rights and preferences set forth in the Certificate of Designations. At least 3,200,000 shares of Common Stock (subject to adjustment pursuant to the Company's covenant set forth in Section 4(f) below) have been duly authorized and reserved for issuance upon conversion of the Preferred Shares and exercise of the Warrants. Upon conversion or exercise in accordance with the Certificate of Designations or the Warrants, as the case may be, the Conversion Shares and the Warrant Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Assuming the truthfulness of the representations and warranties of the Buyers contained in
Section 2, the issuance by the Company of the Securities is exempt from registration under the 1933 Act.

          e.   No Conflicts.  Except as disclosed in Schedule 3(e), the
               ------------                          -------------
execution, delivery and performance of the Transaction Documents by the Company, the performance by the Company of its obligations under the Certificate of Designations and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Conversion Shares and the Warrant Shares) will not (i) result in a violation of the Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of Preferred Stock of the Company or the By-laws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the principal market or exchange on which the Common Stock is traded or listed) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Except as disclosed in Schedule 3(e), neither the Company nor its
                                  -------------
Subsidiaries is in violation of any term of (i) its Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of Preferred Stock or By-laws or their organizational charter or by-laws, respectively, or (ii) any statute, rule or regulation applicable to the Company or its Subsidiaries and neither the Company nor its Subsidiaries is in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order, except for defaults as would not have a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance or regulation of any governmental entity. Except as specifically contemplated by this Agreement and as required under the 1933 Act and any applicable state securities laws and except such as have been obtained as of the date hereof, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents or the Certificate of Designations in accordance with the terms hereof or thereof. Except as disclosed in Schedule
                                                                    --------
3(e), all consents, authorizations, orders, filings and registrations which the
----
Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its Subsidiaries are unaware of any facts or circumstances which might reasonably be expected to give rise to any of the foregoing. The Company is not in violation of the listing requirements of The Nasdaq SmallCap Market as in effect on the date hereof and on each of the Closing Dates and has no actual knowledge of any facts which would reasonably lead to delisting or suspension of the Common Stock by The Nasdaq SmallCap Market in the foreseeable future.

          f.   SEC Documents; Financial Statements.  Except as set forth on
               -----------------------------------
Schedule 3(f), since December 31, 1997, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act, (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). A complete list of the Company's SEC Documents is set forth on Schedule 3(f). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3(f), as of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, and (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither the Company nor any of its Subsidiaries or any of their officers, directors, employees or agents have provided the Buyers with any material, nonpublic information. The Company will meet the requirements for the use of Form S-3 for registration of the resale of the Registrable Securities (as defined in the Registration Rights Agreement) by the Buyers on and after June 1, 1999.

          g.   Absence of Certain Changes. Except as disclosed in Schedule 3(g),
               --------------------------                         -------------
since December 31, 1998 there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, liabilities results of operations of the Company or its Subsidiaries, taken as a whole. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or any of its Subsidiaries have any actual knowledge that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. Except as disclosed in Schedule 3(g), since December 31, 1998, the Company has not declared or paid any dividends, sold any assets in excess of $25,000 outside of the ordinary course of business or had capital expenditures in excess of $250,000.

          h.   Absence of Litigation.  Except as disclosed in Schedule 3(h),
               ---------------------                          -------------
there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Company's Subsidiaries or any of the Company's or the Company's Subsidiaries' officers or directors in their capacities as such. Except as set forth in
Schedule 3(h), to the knowledge of the Company none of the directors or officers of the Company have been involved in securities related litigation during the past five years.

          i.   Acknowledgment Regarding Buyers' Purchase of Preferred Shares.
               -------------------------------------------------------------
The Company acknowledges and agrees that each of the Buyers is acting solely in the capacity of arm's length purchaser with respect to the Transaction Documents and the Certificate of Designation and the transactions contemplated thereby. The Company further acknowledges that each Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the Certificate of Designations and the transactions contemplated thereby and any advice given by any of the Buyers or any of their respective representatives or agents in connection with the Transaction Documents and the Certificate of Designations and the transactions contemplated thereby is merely incidental to such Buyer's purchase of the Securities. The Company further represents to each Buyer that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

          j.   No Undisclosed Events, Liabilities, Developments or
               ---------------------------------------------------
Circumstances. Except for the issuance of the Preferred Stock and Warrants
-------------
contemplated by this Agreement, no event, liability, development or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement (including by way of incorporation by reference) filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly disclosed.

          k.   No General Solicitation.  Neither the Company, nor any of its
               -----------------------
affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

          l.   No Integrated Offering.  Neither the Company, nor any of its
               ----------------------
affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of The Nasdaq Stock Market, Inc., nor will the Company or any of its Subsidiaries take any action or steps that would require registration of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings.

          m.  Employee Relations. Neither the Company nor any of its
              ------------------
Subsidiaries is involved in any union labor dispute nor, to the actual knowledge of the Company or any of its Subsidiaries, is any such dispute threatened. Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company's Board of Directors that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. No executive officer, to the actual knowledge of the Company and its Subsidiaries, is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and to the actual knowledge of the Company and its Subsidiaries, the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

          n.  Intellectual Property Rights. The Company and its Subsidiaries
              ----------------------------
own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. Except as set forth on Schedule 3(n), none of the
                                                    -------------
Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or terminate within two years from the date of this Agreement. The Company and its Subsidiaries do not have any actual knowledge of any infringement by the Company or its Subsidiaries of trademarks, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secrets or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as set forth on Schedule 3(n), no claim, action or proceeding
                                   -------------
has been made or brought against, or to the Company's actual knowledge, has been threatened against, the Company or its Subsidiaries regarding trademarks, trade name rights, patents, patent rights, inventions, copyrights, licenses, service names, service marks, service mark registrations, trade secrets or other infringement; and the Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

          o.  Environmental Laws. Except such as would not have a Material
              ------------------
Adverse Effect, the Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and
(iii) are in compliance with all terms and conditions of any such permit, license or approval.

          p.  Title. The Company and its Subsidiaries have good and marketable
              -----
title in fee simple to all real property owned by them and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 3(p) or such
                                                         -------------
as do not interfere with the use made of such property by the Company or any of its Subsidiaries. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as not materially interfere with the use made of such property and buildings by the Company and its Subsidiaries.

          q.  Insurance. The Company and each of its Subsidiaries maintain
              ---------
insurance of the types and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its Subsidiaries, taken as a whole.

          r.  Regulatory Permits. Except the absence of which would not have a
              ------------------
Material Adverse Effect, the Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

          s.  Internal Accounting Controls. The Company and each of its
              ----------------------------
Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          t.  Tax Status. Except as set forth on Schedule 3(t), the Company and
              ----------                         -------------
each of its Subsidiaries has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and for which the Company has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

          u.  Certain Transactions. Except as set forth on Schedule 3(u) or in
              --------------------                         -------------
the SEC Documents filed at least ten days prior to the date hereof and other than the grant of stock options disclosed on Schedule 3(c), none of the
                                             -------------
officers, directors, or "affiliates" or "associates" (as such terms are defined in Rule 12b-2 under the 1934 Act) of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such affiliate or associate.

          v.  Dilutive Effect. The Company understands and acknowledges that
              ---------------
the number of Conversion Shares issuable upon conversion of the Preferred Shares and Warrant Shares issued upon exercise of the Warrants will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Preferred Shares in accordance with this Agreement and the Certificate of Designations and its obligation to issue the Warrant Shares in accordance with this Agreement and the Warrants is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

          w.  No Other Agreements. The Company has not, directly or indirectly,
              -------------------
made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

          x.  Application of Takeover Protections. The Company and its board of
              -----------------------------------
directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation which is or could become applicable to the Buyers as a result of the Buyers and the Company fulfilling their obligations under the Transaction Documents and the Certificate of Designation, including, without limitation, the Company's issuance of the Securities and the Buyer's ownership of the Securities.

          y.  Rights Agreement. The Company has not adopted a shareholder
              ----------------
rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

          z.  Year 2000 Compliance. The Company has initiated a review and
              --------------------
assessment of all areas within its and each Subsidiary's business and operations that could be materially adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Company or any of the Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31,
1999). The Company currently does not expect remediation costs to be material nor does it expect any significant interruption to its operations because of Year 2000 Problems. The Company is in the process of contacting all third parties with which it has significant relationships, to determine the extent to which the Company could be vulnerable to failure by any of them to obtain Year 2000 compliance. Some of the Company's major suppliers and financial institutions have confirmed that they anticipate being Year 2000 complaint on or before December 31, 1999, although many have only indicated that they have Year 2000 readiness programs. To date, the Company is not aware of any significant third parties with a Year 2000 issue that could materially impact the Company's operations, liquidity or capital resources.

     4.   COVENANTS.
          ---------

          a.   Best Efforts. Each party shall use its best efforts timely to
               ------------
satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

          b.   Form D. The Company agrees to file a Form D with respect to the
               ------
Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before each of the Closing Dates, take such action as the Company shall reasonably determine is necessary to qualify the Securities for, or obtain exemption for the Securities for, sale to the Buyers at each of the Closings pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States following each of the Closing Dates.

          c.   Reporting Status. Until the later of (i) the date which is one
               ----------------
year after the date on which the Investors (as that term is defined in the Registration Rights Agreement) may sell all of the Conversion Shares and the Warrant Shares without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto) and (ii) the date is three (3) years from the last Closing Date to occur (the "Reporting Period"), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

          d.   Use of Proceeds. The Company will use the proceeds from the sale
               ---------------
of the Preferred Shares for substantially the same purposes and in substantially the same amounts as indicated in Schedule 4(d).
                                 -------------

          e.   Financial Information. The Company agrees to send the following
               ---------------------
to each Investor (as defined in the Registration Rights Agreement) during the Reporting Period: (i) within two (2) days after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act; (ii) on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders.

          f.  Reservation of Shares. The Company shall take all action
              ---------------------
necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 200% of the number of shares of Common Stock needed to provide for the issuance of the Conversion Shares (without regard to any limitations on conversions) and 100% of the number of shares of Common Stock needed to provide for the issuance of the Warrant Shares.

          g.  Additional Financing; Right of First Refusal. Subject to the
              --------------------------------------------
exceptions described below, the Company agrees that during the period beginning on the date hereof and ending on the Additional Financing Restriction Date (as defined below), neither the Company nor its Subsidiaries will, without the prior written consent of the holders of the Preferred Shares representing at least two-thirds (?) of the Preferred Shares then outstanding, negotiate or contract with any party for any equity financing (including any debt financing with an equity component) or issue any equity securities of the Company or any Subsidiary or securities convertible or exchangeable into or for equity securities of the Company or any Subsidiary (including debt securities with an equity component) in any form ("Future Offerings"). Subject to the exceptions described below, the Company agrees that during the period beginning on the date hereof and ending on the date which is one year after the Initial Closing, neither the Company nor its Subsidiaries will, without the prior written consent of the holders of the Preferred Shares representing at least two-thirds (?) of the Preferred Shares then outstanding, negotiate or contract with any party for any Future Offering other than a Variable Convertible Offering, unless it shall have first delivered to each Buyer or a designee appointed by such Buyer written notice (the "Future Offering Notice") describing the proposed Future Offering, including the terms and conditions thereof, and providing each Buyer an option to purchase up to its Aggregate Percentage (as defined below), as of the date of delivery of the Future Offering Notice, in the Future Offering on the same terms and conditions set forth in the Future Offering Notice. The limitations referred to in the preceding two sentences are collectively referred to as the "Capital Raising Limitations". Subject to the exceptions described below, the Company agrees that during the period beginning on the date hereof and ending on the date which is 180 days after the Registration Statement is declared effective, neither the Company nor its Subsidiaries will, without the prior written consent of the holders of the Preferred Shares representing at least two-thirds (2/3) of the Preferred Shares then outstanding, issue any securities of the Company or any Subsidiary which are convertible into, exercisable or exchangeable for, or carry the right to receive shares of Common Stock at any conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such security ("Variable Convertible Offerings"), unless it shall have first delivered to each Buyer or a designee appointed by such Buyer written notice (the "Variable Convertible Offering Notice") describing the proposed Variable Convertible Offering, including the terms and conditions thereof, and providing each Buyer an option to purchase up to its Aggregate Percentage (as defined below), as of the date of delivery of the Variable Convertible Offering Notice, in the Variable Convertible Offering on the same terms and conditions set forth in the Variable Convertible Offering Notice. The limitations referred to in the preceding sentence are collectively referred to as the "Variable Convertible Limitations." For purposes of this Section 4(g), "Aggregate Percentage" at any time with respect to any Buyer shall mean (I) in the case of Future Offerings, 50% of, and (II) in the case of Variable Convertible Offerings, (a) for the first two million dollars of such Variable Convertible Offering 100% of, (b) for the next two million dollars of such Variable Convertible Offering, 0% of, and for all amounts above the first four million dollars of such Variable Convertible Offering, 50% of the percentage obtained by dividing (i) the aggregate number of Preferred Shares purchased by such Buyer at the Closings by (ii) the aggregate number of Preferred Shares purchased by all Buyers at the Closings. A Buyer can exercise its option to participate in a Future Offering or a Variable Convertible Offering, as the case may be, by delivering written notice thereof to participate to the Company within ten (10) Business Days of receipt of a Future Offering Notice or Variable Convertible Offering Notice, as the case may be, which notice shall state the quantity of securities being offered in the Future Offering or the Variable Convertible Offering, as the case may be, that such Buyer will purchase, up to its Aggregate Percentage, and that number of securities it is willing to purchase in excess of its Aggregate Percentage. In the event that one or more Buyers fail to elect to purchase up to each such Buyer's Aggregate Percentage then each Buyer which has indicated that it is willing to purchase a number of securities in excess of its Aggregate Percentage shall be entitled to purchase its pro rata portion (determined in the same manner as described in the preceding sentence) of the securities in the Future Offering or the Variable Convertible Offering, as the case may be, which one or more Buyers have not elected to purchase. In the event the Buyers fail to elect to fully participate in the Future Offering or the Variable Convertible Offering, as the case may be, within the periods described in this Section 4(g), the Company shall have 30 days thereafter to sell the securities of the Future Offering or the Variable Convertible Offering, as the case may be, for which such Buyers' rights were not exercised, upon the same terms and conditions (including the amount thereof) specified in the Future Offering Notice or the Variable Convertible Offering Notice, as the case may be. In the event the Company has not sold such securities of the Future Offering or the Variable Convertible Offering, as the case may be, within such 30 day period, the Company shall not thereafter issue or sell such securities without first offering such securities to the Buyers in the manner provided in this Section 4(g). The Capital Raising Limitations and the Variable Convertible Limitations shall not apply to (i) a loan from a commercial bank without any equity component, (ii) any transaction involving the Company's issuances of securities (A) as consideration in a merger or consolidation, (B) in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital), or (C) as consideration for the acquisition of a business, product or license or other assets by the Company, (iii) the issuance of Common Stock in a firm commitment, underwritten public offering with net proceeds of at least $15,000,000, (iv) the issuance of securities upon exercise or conversion of the Company's options, warrants or other convertible securities outstanding as of the date hereof, or
(v) the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option plan, restricted stock plan or stock purchase plan for the benefit of the Company's employees or directors. The Buyers shall not be required to participate or exercise their right of first refusal with respect to a particular Future Offering in order to exercise their right of first refusal with respect to later Future Offerings. The "Additional Financing Restriction Date" is the date which is the earlier of (A) the date which is 180 days after the Initial Closing Date and (B) the first date on which all of the following shall have occurred (x) the Registration Statement has been declared effective by the SEC, (y) the Company has received shareholder approval for the issuance of greater than 20% of the Common Stock outstanding on the Issuance Date upon conversion of the Preferred Shares and exercise of Warrants and (z) the Company delivers an opinion of counsel and an officer's certificate representing that the Future Offering will not be integrated with the offering of the Preferred Shares and the Warrants for purposes of the 1933 Act or any applicable stockholder approval provision, including without limitation, under the rules of The Nasdaq Stock Market, Inc.

          h.  Listing. The Company shall promptly secure the listing of all of
              -------
the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system (including The Nasdaq SmallCap Market), if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents and the Certificate of Designations. The Company shall maintain the Common Stock's authorization for listing on The Nasdaq SmallCap Market, The Nasdaq National Market or NYSE. Neither the Company nor any of its Subsidiaries shall take any action which may result in the delisting or suspension of the Common Stock on The Nasdaq SmallCap Market, The Nasdaq National Market or NYSE (other than to switch listings from The Nasdaq SmallCap Market, The National Nasdaq Market or NYSE). The Company shall promptly provide to each Buyer copies of any notices it receives from The Nasdaq SmallCap Market, The Nasdaq National Market or NYSE regarding the continued eligibility of the Common Stock for listing on such automated quotation system or securities exchange. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(h).

          i.  Expenses. Subject to Section 9(l) below, following the Initial
              --------
Closing, the Company shall reimburse the Buyers for the Buyers' expenses (including attorneys' fees and expenses) in connection with negotiating and preparing the Transaction Documents and consummating the transactions contemplated thereby up to an aggregate of $40,000.

          j.  Transactions With Affiliates. So long as (i) any Preferred Shares
              ----------------------------
or Warrants are outstanding or (ii) any Buyer owns Conversion Shares or Warrant Shares with a market value of $100,000 the Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, person who were officers or directors at any time during the previous two years, stockholders who beneficially own 5% or more of the Common Stock, or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each a "Related Party"), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any agreement, transaction, commitment or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party or (c) any agreement, transaction, commitment or arrangement which is approved by a majority of the disinterested directors of the Company. For purposes hereof, any director who is also an officer of the Company or any Subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment or arrangement. "Affiliate" for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly,
(i) has a 5% or more equity interest in that person or entity, (ii) has 5% or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity. "CONTROL" or "CONTROLS" for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

          k.  Filing of Form 8-K. On or before the tenth Business Day following
              ------------------
the Initial Closing Date and on or before the third Business Day following the Additional Closing Date and the

Additional Share Notice Date the Company shall file a Form 8-K with the SEC describing the terms of the transaction contemplated by the Transaction Documents and consummated at such Closing, in each case in the form required by the 1934 Act.

          l.  Proxy Statement. The Company shall provide each stockholder
              ---------------
entitled to vote at a meeting of stockholders of the Company, which meeting shall occur on or before July 31, 1999 (the "Stockholder Meeting Deadline"), a proxy statement, which has been previously reviewed by the Buyers and a counsel of their choice, soliciting each such stockholder's affirmative vote at such stockholder meeting for approval of the Company's issuance of all of the Securities as described in this Agreement, and the Company shall use its best efforts to solicit its stockholders' approval of such issuance of the Securities and cause the Board of Directors of the Company to recommend to the stockholders that they approve such proposal. Such proxy statement shall not seek approval of any matters other than the approval described in the preceding sentence and the election of directors. If the Company (I) fails to hold a meeting of its stockholders by the Stockholder Meeting Deadline or (II) holds a meeting prior to such time but fails to receive the affirmative vote of its stockholders to approve the issuance of the Securities, then, each Buyer shall have the right, at such Buyer's option, to require the Company to redeem all or a portion of such Buyer's Preferred Shares at a price per Preferred Share equal to 100% of the Purchase Price plus any accrued interest accumulated in the Escrow Account (as defined in the Escrow Agreement between the Buyers and the Company, the "Escrow Agreement") pursuant to the Escrow Agreement. In addition, if the Company fails to hold a meeting of its stockholders by the Stockholder Meeting Deadline (other than by reason of an SEC Fault (as defined below)) as partial relief (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each holder of Preferred Shares for each Preferred Share which has not been redeemed, an amount in cash per Preferred Share equal to the product of (i) $10,000; multiplied by (ii) .02; multiplied by (iii) the quotient of (x) the number of days after the Stockholder Meeting Deadline that a meeting of the Company's stockholders is not held, divided by (y) 30. The Company shall make the payments referred to in the immediately preceding sentence within five days of the earlier of (I) the holding of the meeting of the Company's stockholders, the failure of which resulted in the requirement to make such payments, and (II) the last day of each 30-day period beginning on the Stockholder Meeting Deadline. In the event the Company fails to make such payments in a timely manner, such payments shall bear interest at the rate of 1.25% per month (pro rated for partial months) until paid in full. The "Stockholder Trigger Date" means, the earlier of (A) the Stockholder Meeting Deadline and (B) the date on which the Company holds a meeting of its stockholders for the approval of the Company's issuance of all of the Securities as described in this Agreement, but fails to receive the approval of its stockholders for such proposal. An "Sec Fault" means that the Stockholder Meeting Deadline is not met due to delays caused by the SEC's being unresponsive to requests for delivery of comments on the proxy statement filed pursuant to this Section 4(l) or the Company's inability otherwise to satisfy the SEC as to such comments on a timely basis; provided however, that the Company shall have
(i) filed such proxy statement with the SEC on or before June 1, 1999, (ii) used its best efforts to obtain such comments from the SEC, (iii) provided responses to the SEC to such comments as soon as reasonably practicable after receipt of such comments, and (iv) otherwise used its best efforts to have held the stockholders meeting by the Stockholders Meeting Deadline.

          m.  Capital Surplus. Upon the termination of the Escrow Agreement,
              ---------------
between the Buyers, the Company and American National Bank and Trust Company of Chicago in accordance with Section 8 thereof, the amount to be represented in the capital account for the Series B Convertible Preferred Stock at all times for each outstanding Preferred Share shall not be less than an amount equal to the product of (i) the Liquidation Preference (as defined in the Certificate of Designations) and (ii) 115%.

          n.  Compliance with Section 9 of Securities Exchange Act. So long as
              ----------------------------------------------------
a Buyer holds any Preferred Shares, such Buyer will comply at all times with the applicable provisions of Section 9 of the 1934 Act, and the rules promulgated thereunder (including Regulation M), with respect to transactions involving the securities of the Company.

          o.  Escrow. The Company and the Buyers shall comply with the terms of
              ------
the Escrow Agreement.

     5.   TRANSFER AGENT INSTRUCTIONS.
          ---------------------------

          The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates, registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares and the Warrant Shares in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Preferred Shares or exercise of the Warrants (the "Irrevocable Transfer Agent Instructions"). Prior to registration of the Conversion Shares and the Warrant Shares under the 1933 Act, all such certificates shall bear the restrictive legend specified in Section 2(g) of this Agreement. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, and stop transfer instructions to give effect to Section 2(f) hereof (in the case of the Conversion Shares and the Warrant Shares, prior to registration of the Conversion Shares and the Warrant Shares under the 1933 Act) will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. Nothing in this Section 5 shall affect in any way each Buyer's obligations and agreements set forth in Section 2(g) to comply with all applicable prospectus delivery requirements, if any, upon resale of the Securities. If a Buyer provides the Company with an opinion of counsel, in a form reasonable satisfactory to the Company, that registration of a resale by such Buyer of any of such Securities is not required under the 1933 Act, the Company shall permit the transfer, and, in the case of the Conversion Shares and the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Buyer and without any restrictive legends. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyers by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that the Buyers shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

     6.   CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.
          ----------------------------------------------

          a.    Initial Closing Date. The obligation of the Company hereunder to
                --------------------
issue and sell the Initial Preferred Shares to each Buyer at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

          (i) Such Buyer shall have executed each of the Transaction Documents and delivered the same to the Company.

          (ii) The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware.

          (iii) Such Buyer shall have delivered to the Company the Purchase Price for the Preferred Shares and the related Warrants being purchased by such Buyer at the Initial Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

          (iv) The representations and warranties of such Buyer contained herein shall be true and correct as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Initial Closing Date.

          b.    Additional Closing Date. The obligation of the Company hereunder
                -----------------------
to issue and sell the Additional Preferred Shares to each Buyer at the Additional Closing is subject to the satisfaction, at or before the applicable Additional Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

          (i) Such Buyer shall have delivered to the Company the Purchase Price for the Additional Preferred Shares and the related Warrants being purchased by such Buyer at the Additional Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

          (ii) The representations and warranties of such Buyer contained herein shall be true and correct as of the date when made and as of the Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the applicable Additional Closing Date.

     7.   CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE.
          -------------------------------------------------

          a.    Initial Closing Date.  The obligation of each Buyer hereunder to
                --------------------
purchase the Initial Preferred Shares at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion:

          (i) The Company shall have executed each of the Transaction Documents, and delivered the same to such Buyer.

          (ii) The Certificate of Designations, shall have been filed with the Secretary of State of the State of Delaware, and a copy thereof certified by such Secretary of State shall have been delivered to such Buyer.

          (iii) The Common Stock shall be designated for quotation on The Nasdaq SmallCap Market, The Nasdaq National Market or listed on the NYSE, and shall not have been suspended from trading on or delisted from such exchanges nor shall delisting or suspension by such exchanges have been threatened either (A) in writing by such exchanges or (B) by falling below the minimum listing maintenance requirements of such exchanges and the Company has complied with the listing requirements of the Nasdaq SmallCap Market for the Conversion Shares and the Warrant Shares issuable upon conversion or exercise of the Initial Preferred Shares and the related Warrants, as the case may be.

          (iv) The representations and warranties of the Company contained herein shall be true and correct as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents or Certificate of Designations to be performed, satisfied or complied with by the Company at or prior to the Initial Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Initial Closing Date, to the foregoing effect which also shall include an update as of the Initial Closing Date regarding the representation contained in Section 3(c) above.

          (v) Such Buyer shall have received the opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg dated as of the Initial Closing Date, in substantially the form of Exhibit C attached hereto.
                               ---------

          (vi) The Company shall have executed and delivered to such Buyer the Warrants and the Stock Certificates for the Initial Preferred Shares and the related Warrants being purchased by such Buyer at the Initial Closing.

          (vii) The Board of Directors of the Company shall have adopted resolutions consistent with Section 3(b)(ii) above and in a form reasonably acceptable to such Buyer (the "Resolutions").

          (viii) As of the Initial Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares and exercise of the Warrants, at least 3,200,000 shares of Common Stock.

          (ix) The Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, shall have been delivered to and acknowledged in
     ---------
     writing by the Company's transfer agent.

          (x) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company and each Subsidiary in such corporation's state of incorporation issued by the Secretary of State of such state of incorporation as of a date within ten days of the Initial Closing Date.

          (xi) The Company shall have delivered to such Buyer a secretary's certificate certifying as to (A) the Resolutions, (B) the Certificate of Incorporation and (C) By-laws, each as in effect at the Initial Closing Date.

          (xii) The Company shall have delivered to such Buyer a certified copy of its Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within ten days of the Initial Closing Date.

          (xiii) The Company shall have delivered to such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Initial Closing Date.

          (xiv) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by the Transaction Documents as such Buyer or its counsel may reasonably request.

          b.     Additional Closing Date.  The obligation of each Buyer
                 -----------------------
hereunder to purchase the Additional Preferred Shares at the Additional Closing is subject to the satisfaction, at or before each of the Additional Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion:

          (i) The Certificate of Designations, shall be in full force and effect and shall not have been amended, without the knowledge or consent of the Buyers, since the Initial Closing Date, and a copy thereof certified by the Secretary of State of the State of Delaware shall have been delivered to such Buyer.

          (ii) The Common Stock shall be designated for quotation on The Nasdaq SmallCap Market or The Nasdaq National Market or listed on the NYSE, and shall not have been suspended from trading on or delisted from such exchanges nor shall delisting or suspension by such exchanges have been threatened either (A) in writing by such exchanges or (B) by falling below the minimum listing maintenance requirements of such exchanges and all of the Conversion Shares and the Warrant Shares issuable upon conversion or exercise of the Additional Preferred Shares and the related Warrant, as the case may be, to be sold at the Additional Closing shall be listed upon The Nasdaq National Market or the NYSE.

          (iii) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents or the Certificate of Designations to be performed, satisfied or complied with by the Company at or prior to the Additional Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Additional Closing Date, to the foregoing effect which also shall include an update as of the Additional Closing Date regarding the representation contained in Section 3(c) above.

          (iv) Such Buyer shall have received the opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg dated as of the Additional Closing Date in substantially the form of Exhibit C attached hereto.
                               ---------

          (v) The Company shall have executed and delivered to such Buyer the Warrants and the Stock Certificates for the Additional Preferred Shares and the related Warrants being purchased by such Buyer at the Additional Closing.

          (vi) The Board of Directors of the Company shall have adopted, and shall not have amended, the Resolutions.

          (vii) As of the Additional Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, a number of shares of Common Stock equal to at least 200% of the number of shares of Common Stock which would be issuable upon conversion in full of the then outstanding Preferred Shares (without regard to any limitations on conversions) and 100% of the number of shares of Common Stock which would be issuable upon conversion in full of the then outstanding Warrants, including for such purposes the Additional Preferred Shares and related Warrants to be issued at such Additional Closing.

          (viii) The Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, shall have been delivered to and acknowledged
     ---------
     in writing by the Company's transfer agent and Shall be in effect as of the Additional Closing.

          (ix) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company and each Subsidiary in the state of such corporation's state of incorporation issued by the Secretary of State of such state of incorporation as of a date within ten days of the Additional Closing Date.

          (x) The Company shall have delivered to such Buyer a certified copy of its Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within ten days of the Additional Closing Date.

          (xi) The Company shall have delivered to such Buyer a secretary's certificate certifying as to (A) the Resolutions, (B) the Certificate of Incorporation and (C) By-laws, each as in effect at the Additional Closing.

          (xii) The Company shall have delivered to such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Additional Closing Date.

          (xiii) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

     8.   INDEMNIFICATION.  In consideration of each Buyer's execution and
          ---------------
delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents and the Certificate of Designations, the Company shall defend, protect, indemnify and hold harmless each Buyer and all of their stockholders, officers, directors, employees and direct or indirect investors and any of the foregoing persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby,
(b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or the Certificate of Designations or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee (other than a cause of action, suit or claim which is (x) bought or made by the Company and (y) is not a shareholder derivative suit) and arising out of or resulting from (i) the execution, delivery, performance or enforcement by such Buyer of the Transaction Documents or the Certificate of Designations or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 8 shall be the same as those set forth in Sections 6(a) and (d) of the Registration Rights Agreement, including, without limitation, those procedures with respect to the settlement of claims and the Company's rights to assume the defense of claims.

     9.   GOVERNING LAW; MISCELLANEOUS.
          ----------------------------

          a.  Governing Law; Jurisdiction; Jury Trial.  The corporate laws of
              ---------------------------------------
the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting the City of Chicago, Illinois, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

          b.   Counterparts.  This Agreement may be executed in two or more
               ------------
identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

          c.   Headings.  The headings of this Agreement are for convenience of
               --------
reference and shall not form part of, or affect the interpretation of, this Agreement.

          d.   Severability.  If any provision of this Agreement shall be
               ------------
invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

          e.   Entire Agreement; Amendments.  This Agreement supersedes all
               ----------------------------
other prior oral or written agreements between the Buyers, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the holders of at least two-thirds (?) of the Preferred Shares then outstanding, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Preferred Shares then outstanding. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents or the Certificate of Designations unless the same consideration also is offered to all of the parties to the Transaction Documents or holders of the Preferred Shares, as the case may be.

          f.  Notices.  Any notices, consents, waivers or other communications
              -------
required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

          If to the Company:

               Medcare Technologies, Inc.
               1515 West 22/nd/ Street, Suite
               1210
               Oak Brook, Illinois 60521
               Telephone:     888-479-7900
               Facsimile:     630-472-5360
               Attention:     Jeffrey S. Aronin

          With a copy to:

               Barack Ferrazzano Kirschbaum Perlman & Nagelberg
               333 West Wacker Drive, Suite 2700
               Chicago, Illinois 60606
               Facsimile:     312-984-3193
               Attention:     Michael J. Legamaro, Esq.

          If to the Transfer Agent:

               Halladay Stock Transfer, Inc.
               2939 67/th/ Place
               Scottsdale, Arizona 85251
               Telephone:     602-481-3940
               Facsimile:     602-481-3941
               Attention:     Tom Laucks

          If to a Buyer, to it at the address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer's representatives as set forth on the Schedule of Buyers, or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communications, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

          g.  Successors and Assigns.  This Agreement shall be binding upon and
              ----------------------
inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Preferred Shares. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least two-thirds (?) of the Preferred Shares then outstanding including by merger or consolidation. The rights under this Agreement shall not be assignable by any Buyers without prior written consent of the Company. Notwithstanding the foregoing, the rights under this Agreement shall be assignable by any Buyers, without the consent of the Company (i) upon the transfer of all or any portion of Preferred Shares or Warrants to any existing holder of the Preferred Shares and (ii) to any transferee, provided that such Buyer transfers all of its Preferred Shares or Warrants and rights hereunder to such transferee; provided, further, that any assignment shall not release such Buyer from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary contained in the Transaction Documents or the Certificate of Designations, Buyer shall be entitled to pledge the Securities in connection with a bona fide margin account. Notwithstanding the foregoing, the Buyer, HFTP Investment L.L.C., shall have the right without the consent of the Company, to transfer all or any portion of its Preferred Shares to a maximum of one (1) Affiliated Transferee. An "Affiliated Transferee" shall mean (i) an Affiliate of a Buyer, (ii) any holder of Preferred Shares and (iii) any Affiliate of a holder of Preferred Shares.

          h.  No Third Party Beneficiaries.  This Agreement is intended for the
              ----------------------------
benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

          i.  Survival.  Unless this Agreement is terminated under Section 9(l),
              --------
the representations and warranties of the Company and the Buyers contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9, and the indemnification provisions set forth in Section 8, shall survive each of the Closings. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

          j.  Publicity.  The Company and each Buyer shall have the right to
              ---------
approve before issuance any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations (although each Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof).

          k.  Further Assurances.  Each party shall do and perform, or cause to
              ------------------
be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

          l.  Termination.  In the event that the Initial Closing shall not have
              -----------
occurred with respect to a Buyer on or before three (3) Business Days from the date hereof due to the Company's or such Buyer's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, that if this Agreement is terminated by the Buyers pursuant to this Section 9(l), the Company shall remain obligated to reimburse the Buyers for expenses up to the amount described in Section 4(i) above.

          m.  Placement Agent.  The Company acknowledges that it has not engaged
              ---------------
any placement agent in connection with the sale of the Preferred Shares and the related Warrants. The Company shall be responsible for the payment of any placement agent's fees or brokers' commissions relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorneys' fees and out of pocket expenses) arising in connection with any such claim.

          n.  No Strict Construction.  The language used in this Agreement will
              ----------------------
be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

          o.  Remedies.  Each Buyer and each holder of the Securities shall have
              --------
all rights and remedies set forth in the Transaction Documents and the Certificate of Designations and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

          p.  Payment Set Aside.  To the extent that the Company makes a payment
              -----------------
or payments to the Buyers hereunder or pursuant to the Registration Rights Agreement, the Certificate of Designations or the Warrants or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                               *  *  *  *  *  *

          IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:                            BUYERS:

MEDCARE TECHNOLOGIES, INC.          HFTP INVESTMENT L.L.C.
                                    By:  Promethean Asset Management L.L.C.
                                    Its: Investment Manager
By:______________________________
Name:  __________________________
Title: __________________________   By: ______________________________
                                        Name: E. Kurt Kim
                                        Its:  Authorized Signatory

                                    LEONARDO, L.P.

                                    By:   Angelo, Gordon & Co., L.P.
                                    Its:  General Partner

                                    By: ______________________________
                                    Name: Michael L. Gordon
                                    Its:  Chief Operating Officer


                                    GAM ARBITRAGE INVESTMENTS, INC.

                                    By:   Angelo, Gordon & Co., L.P.
                                    Its:  Investment Advisor

                                    By: ______________________________
                                    Name: Michael L. Gordon
                                    Its:  Chief Operating Officer

         [Signature Page to Securities Purchase Agreement - p. 2 of 2]

                                    AG SUPER FUND INTERNATIONAL PARTNERS, L.P.

                                    By:   Angelo, Gordon & Co., L.P.
                                    Its:  General Partner

                                    By: ______________________________
                                    Name: Michael L. Gordon
                                    Its:  Chief Operating Officer


                                    RAPHAEL, L.P.

                                    By: ______________________________
                                    Name: Michael L. Gordon
                                    Its:  Chief Operating Officer


                                    RAMIUS FUND, LTD.

                                    By:   AG Ramius Partners, L.L.C.
                                    Its:  Investment Advisor

                                    By: ______________________________
                                    Name: Michael L. Gordon
                                    Its:  Managing Officer

                              SCHEDULE OF BUYERS

                                                                             Number Of
                                                                              Initial
                                           Investor Address                  Preferred       Investor's Representatives' Address
        Investor Name                    And Facsimile Number                  Shares               And Facsimile Number
------------------------          -------------------------------------      ---------       -----------------------------------
HFTP Investment L.L.C.            c/o Promethean Asset Management L.L.C.        200          Promethean Asset Management L.L.C.
                                  40 West 57th Street, Suite 1520                            40 West 57th Street, Suite 1520
                                  New York, New York 10019                                   New York, New York 10019
                                  Attn:   E. Kurt Kim                                        Attn:   E. Kurt Kim
                                          James F. O'Brien, Jr.                                      James F. O'Brien, Jr.
                                  Telephone: 212-698-0580                                    Telephone: 212-698-0580
                                  Facsimile: 212-98-0505                                     Facsimile: 212-698-0505
                                  Residence: New York
                                                                                             Katten Muchin & Zavis
                                                                                             525 West Monroe, Suite 1600
                                                                                             Chicago, Illinois  60661-3693
                                                                                             Attn:  Robert J. Brantman, Esq.
                                                                                             Telephone: 312-902-5200
                                                                                             Facsimile:  312-902-1061

Leonardo, L.P.                    c/o Angelo, Gordon & Co., L.P.                110          Angelo, Gordon & Co., L.P.
                                  245 Park Avenue - 26/th/ Floor                             245 Park Avenue - 26/th/ Floor
                                  New York, New York 10167                                   New York, New York 10167
                                  Attention: Gary Wolf or Ari Storch                         Attention: Gary Wolf or Ari Storch
                                  Facsimile: (212) 867-6449                                  Facsimile: (212) 867-6449
                                  Telephone: (212) 692-2035                                  Telephone: (212) 692-2035
                                  Residence: Cayman Islands

GAM Arbitrage Investments,        c/o Angelo, Gordon & Co., L.P.                 15          Angelo, Gordon & Co., L.P.
 Inc.                             245 Park Avenue - 26/th/ Floor                             245 Park Avenue - 26/th/ Floor
                                  New York, New York 10167                                   New York, New York 10167
                                  Attention: Gary Wolf or Ari Storch                         Attention: Gary Wolf or Ari Storch
                                  Facsimile: (212) 867-6449                                  Facsimile: (212) 867-6449
                                  Telephone: (212) 692-2035                                  Telephone: (212) 692-2035
                                  Residence: British Virgin Islands

AG Super Fund International       c/o Angelo, Gordon & Co., L.P.                 15          Angelo, Gordon & Co., L.P.
 Partners, L.P.                   245 Park Avenue - 26/th/ Floor                             245 Park Avenue - 26/th/ Floor
                                  New York, New York 10167                                   New York, New York 10167
                                  Attention: Gary Wolf or Ari Storch                         Attention: Gary Wolf or Ari Storch
                                  Facsimile: (212) 867-6449                                  Facsimile: (212) 867-6449
                                  Telephone: (212) 692-2035                                  Telephone: (212) 692-2035
                                  Residence: Cayman Islands

Raphael, L.P.                     c/o Angelo, Gordon & Co., L.P.                 20          Angelo, Gordon & Co., L.P.
                                  245 Park Avenue - 26/th/ Floor                             245 Park Avenue - 26/th/ Floor
                                  New York, New York 10167                                   New York, New York 10167
                                  Attention: Gary Wolf or Ari Storch                         Attention: Gary Wolf or Ari Storch
                                  Facsimile: (212) 867-6449                                  Facsimile: (212) 867-6449
                                  Telephone: (212) 692-2035                                  Telephone: (212) 692-2035
                                  Residence: Cayman Islands

                                                                           Number Of
                                                                            Initial
                                           Investor Address                Preferred       Investor's Representatives' Address
     Investor Name                       And Facsimile Number                Shares               And Facsimile Number
------------------------          ----------------------------------       ---------       -----------------------------------
Ramius Fund, Ltd.                 c/o Angelo, Gordon & Co., L.P.               40          Angelo, Gordon & Co., L.P.
                                  245 Park Avenue - 26/th/ Floor                           245 Park Avenue - 26/th/ Floor
                                  New York, New York 10167                                 New York, New York 10167
                                  Attention: Gary Wolf or Ari Storch                       Attention: Gary Wolf or Ari Storch
                                  Facsimile: (212) 867-6449                                Facsimile: (212) 867-6449
                                  Telephone: (212) 692-2035                                Telephone: (212) 692-2035
                                  Residence: Bermuda

                                   SCHEDULES
                                   ---------


Schedule of Buyers
Schedule 3(a)    -    Subsidiaries
Schedule 3(c)    -    Capitalization
Schedule 3(e)    -    Conflicts
Schedule 3(g)    -    Material Changes
Schedule 3(h)    -    Litigation
Schedule 3(n)    -    Intellectual Property
Schedule 3(p)    -    Liens
Schedule 3(u)    -    Tax Status
Schedule 3(v)    -    Certain Transactions
Schedule 4(d)    -    Use of Proceeds


                                   EXHIBITS
                                   --------

Exhibit A        -    Form of Certificate of Designations, Preferences and
                      Rights of the Preferred Shares

Exhibit B        -    Form of Registration Rights Agreement
Exhibit C        -    Form of Company Counsel Opinion
Exhibit D        -    Form of Irrevocable Transfer Agent Instructions
Exhibit E        -    Form of Warrant
Exhibit F        -    Escrow Agreement